Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Charles River Laboratories International, Inc. of our report dated February 27, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Charles River Laboratories International, Inc.’s 2012 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 29, 2012.  We also consent to the incorporation by reference of our report dated February 27, 2013 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.  We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

PricewaterhouseCoopers LLP
Boston, Massachusetts
July 31, 2013